Exhibit 3.4

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

INCORPORATION B.V.

(VTTI MLP B.V.)

This seventeenth day of June two thousand fourteen, there appeared before me, Gerard Cornelis van Eck, civil law notary in Rotterdam, the Netherlands:

Erik Uljee, born in Ekeren, Belgium on the sixteenth day of November nineteen hundred and seventy-six, employed at 3011 GA Rotterdam, the Netherlands, Blaak 31, in this respect acting as attorney in writing of:

VTTI B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its official seat (statutaire zetel) in Rotterdam, the Netherlands and having its registered office address at K.P. van der Mandelelaan 130, 3062 MB Rotterdam, the Netherlands, registered with the Dutch trade register number 24404761, hereinafter: Incorporator.

The person appearing declared the following:

The Incorporator hereby incorporates a private limited liability company under Dutch law (‘besloten vennootschap met beperkte aansprakelijkheid’), hereinafter: Company, with the following Articles of Association.

ARTICLES OF ASSOCIATION:

1.	Definitions

1.1	In these Articles of Association the following words shall have the following meanings:

Offeror: has the meaning assigned thereto in Article 9.2;

Share: a share in the capital of the Company; unless the contrary is expressed, this includes each Profit Share as well as each Voting Share;

Shareholder: a holder of one or more Shares; unless the contrary is expressed, this includes each holder of Profit Shares as well as each holder of Voting Shares;

General Meeting: the body of the Company consisting of Shareholders entitled to vote, and usufructuaries and pledgees with voting rights, or a meeting of Persons with Meeting Right (as the case may be);

Inability: inability (belet) as referred to in Section 2:244 subsection 4 of the Dutch Civil Code, including the event that the relevant person claims inability for a certain period of time in writing;

Management Board: the management board of the Company;

Subsidiary: a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code;

in writing: by letter, telecopier, e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Class Meeting: the meeting of holders of Shares of a specific class, either the meeting of holders of Profit Shares or the meeting of holders of Voting Shares;

Profit Shares: a Share with profit rights but without any voting rights in the General Meeting;

Voting Shares: a Share with voting rights in the General Meeting but without any profit rights;

Company Body: the Management Board, the General Meeting or a Class Meeting;

Persons with Meeting Right: a Shareholder (meaning: each holder of Profit Shares and each holder of Voting Shares) and any usufructuary or pledgee with voting rights in respect of one or more Shares and/or Meeting Right;

Meeting Right: the right to attend the General Meeting and to address the meeting in person or through a representative authorized in writing, and the other rights designated by law to holders of depositary receipts of shares to which Meeting Right is attached;

Change of Control: the loss of Control over a shareholder that is a legal entity by a person that had Control over a shareholder that is a legal entity before, notwithstanding whether the Control over a shareholder that is a legal entity was acquired by another person, “person” in this respect to be read as any natural person, company, corporation, partnership, joint venture, trust, association, investment company, fund, or public corporation;

Interested Parties: has the meaning assigned thereto in Article 9.2;

Control over a shareholder that is a legal entity:

a.	the ownership of legal and/or beneficial title to voting securities that represent more than fifty percent (50%) of the votes in the general meeting of such legal entity; and/or

b.	being empowered to appoint, suspend or dismiss or cause the appointment, suspension or dismissal of at least a majority of the members of the management board, supervisory board or any similar governing body of such legal entity, whether through the exercise of voting rights, by contract or otherwise; and/or

c.	the power to direct or cause the direction of the management and policies of such entity, whether through the exercise of voting rights, by contract or otherwise.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

2.	Name and Official Seat

2.1	The Company’s name is:

VTTI MLP B.V.

2.2	The official seat of the Company is in Rotterdam, the Netherlands.

3.	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)	to finance businesses and companies;

(c)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, group companies and/or third parties;

(f)	to acquire, alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights;

(i)	to perform any and all activities of an industrial, financial or commercial nature, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

4.	Capital

4.1	The Company has Profit Shares and Voting Shares.

4.2	The nominal value of each Share equals one United States Dollar (USD 1).

4.3	All Shares shall be registered. No share certificates shall be issued.

4.4	At least one Voting Share must be held by or for the account of another person than the Company or one of its Subsidiaries.

4.5	The Profit Shares shall be numbered consecutively from WA-1 onwards; the Voting Shares shall be numbered consecutively from SA-1 onwards.

5.	Register

The Management Board shall keep a register with the names and addresses of all Shareholders, pledgees and usufructuaries. Both Profit Shares and Voting Shares shall be registered as such in the register.

6.	Issuance of Shares

6.1	Shares shall be issued pursuant to a resolution of the General Meeting, with due observance of Article 23.3. The General Meeting may transfer this authority to another Company Body and may also revoke such transfer, with due observance of Article 23.3.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions.

6.3	Upon issuance of Profit Shares, each holder of Profit Shares shall have a right of pre-emption in proportion to the aggregate nominal value of his Profit Shares, subject to the limitations prescribed by law and subject to Article 6.4. The right of pre-emption is not applicable upon issuance of Voting Shares.

6.4	Prior to each issuance of Profit Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue Profit Shares, with due observance of Article 23.3.

6.5	The provisions of this Article 6 shall apply by analogy to the granting of rights to subscribe for Profit Shares, but shall not apply to the issuance of Profit Shares to a person exercising a right to subscribe for such Shares previously granted.

6.6	The issue of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7	The full nominal value of each Share must be paid in upon issuance.

7.	Own Shares and Reduction of the Issued Capital

7.1	Fully paid in Shares shall be acquired pursuant to a resolution of the Management Board, in addition to which a resolution to acquire Shares on payment shall be subject to approval of the General Meeting.

7.2	The General Meeting may resolve to reduce the Company’s issued capital.

8.	Transfer of Shares

8.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2	Unless the Company itself is party to the legal act, the rights attributable to any Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

9.	Blocking Clause (offer to co-Shareholders)

9.1	A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

9.2	A Shareholder wishing to transfer one or more of his Shares (Offeror) shall first offer in writing to sell such Shares to his co-Shareholders stating the price asked. Co-Shareholders interested in purchasing one or more of the Shares on offer (Interested Parties) must notify the Offeror.

9.3	If the Interested Parties dispute the fairness of the price asked, the price shall be agreed in further joint consultation or, if they do not reach agreement on this, the price shall be set by three independent experts, one to be appointed by the Offeror, one to be appointed by the Interested Party or Parties and the third one to be jointly appointed by the experts thus appointed. If experts are appointed, they shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to them in setting the price. Within one week of the price being set, the Interested Parties must give notice to the Offeror of the number of the Shares on offer they wish to purchase.

9.4	If the Interested Parties wish to purchase more Shares in the aggregate than have been offered, the Shares on offer shall be distributed among them by mutual agreement. In the exercise of this right to purchase, holders of Shares belonging to the same class as the Shares on offer shall have priority over the other Shareholders.

9.5	The Offeror may withdraw his offer up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares on offer and at what price.

9.6	If it is established that none of the co-Shareholders to whom the Shares were offered pursuant to Article 9.2 is an Interested Party or that not all Shares put on offer shall be purchased for payment in cash, the Offeror may freely transfer the total number of the Shares on offer, and not part thereof, up to three months thereafter.

9.7	In the event of Change of Control over a Shareholder that is a legal entity, the Voting Shares of such Shareholder must be offered for sale to the co-Shareholders. The provisions of Article 9 shall be applicable mutatis mutandis, to the extent not provided otherwise in Article 9.8.

9.8	The offer must be made within three months after the relevant event has occurred. The offer cannot be withdrawn. If it is established that none of the co-Shareholders is an Interested Party or that not all of the Voting Shares on offer are purchased for payment in cash, the Shareholder concerned or his successor(s) in title may retain his Shares. The Shares must be transferred as soon as reasonably possible after it has become known to the Shareholder or his successor or successors in title to whom the shares can be transferred and for which price.

9.9	If the Voting Shares are to be offered in accordance with Article 9.7, the relevant Shareholder’s voting rights and his right to attend meetings are suspended as from the moment the relevant event occurs until the moment that the transfer has been made or the Shareholder or his successor(s) in title may keep the Voting Shares in accordance with Article 9.8 or Article 9.11.

9.10	If the Voting Shares are to be offered in accordance with Article 9.7 and the offer has not been made within the three month period mentioned in Article 9.8, or the Shareholder or his successor(s) in title does not fulfil his obligation to transfer the Voting Shares, the Company shall irrevocably be empowered to make such offer and, if all Voting Shares on offer are purchased, to transfer such Voting Shares to the purchaser or purchasers. If the Company makes the offer, the Management Board shall immediately give notice thereof to the Shareholder concerned (or his successor(s) in title), requesting the bank account number for payment of the purchase price. If the Company makes the offer, the Company is entitled to accept the purchase price on behalf of the entitled parties, under the obligation to forward the purchase price, after deduction of the expenses chargeable to them, as soon as possible or at the latest ten (10) business days after receipt of the bank account number.

9.11	The obligation to offer and transfer the Voting Shares of Article 9.7 does not apply if all co-Shareholders have declared in writing that the Shareholder or his successor(s) in title may keep the Voting Shares.

9.12	The preceding provisions of this Article 9 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption.

10.	Pledge and Usufruct

10.1	The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2	The voting rights attributable to a Voting Share may be assigned to the pledgee or the usufructuary with the approval of the General Meeting, with due observance of Article 23.3 and otherwise with due observance of the provisions of the law.

10.3	Any pledgee or usufructuary with voting rights on Voting Shares shall also have Meeting Right. Meeting Right may also be granted to the pledgee or usufructuary without voting rights on Voting Shares with the approval of the General Meeting with due observance of Article 23.3 and otherwise with due observance of the provisions of the law.

11.	Management Board Members

11.1	The Management Board shall consist of one or more members, to be determined by the General Meeting. Both individuals and legal entities can be Management Board members.

11.2	Management Board members are appointed by the General Meeting.

11.3	A Management Board member may be suspended or dismissed by the General Meeting at any time.

11.4	The authority to establish a remuneration and other conditions of employment for Management Board members is vested in the General Meeting.

11.5	All resolutions of the General Meeting mentioned in this Article 11 will be adopted with due observance of Article 23.2.

12.	Duties and Decision-making of the Management Board

12.1	The Management Board shall be entrusted with the management of the Company. In performing their duties the Management Board members shall act in accordance with the interests of the Company and the enterprise connected with it.

12.2	Each Management Board member may cast one vote in the Management Board.

12.3	All resolutions of the Management Board shall be adopted by more than half of the votes cast.

12.4	Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions.

12.5	The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The General Meeting may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

12.6	A Management Board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Management Board member and the Company and the enterprise connected with it. If there is such personal conflict of interest in respect of all Management Board members, the preceding sentence does not apply and the Management Board shall maintain its authority, without prejudice to the provisions of Article 13.3.

13.	Approval of Management Board Resolutions

13.1	Without prejudice to any other applicable provisions of the law or these Articles of Association, the Management Board shall require the prior approval of all Shareholders in a meeting where the entire issued capital is present or represented, with due observance of Article 23.3, for resolutions relating to:

a.	investments and divestitures if the value exceeds an amount of ten million United States Dollars (USD 10,000,000) or other currency equivalent in one single transaction or series of related transactions;

b.	entering into a new or revised debt instrument, if (i) the debt cover of the Company (calculated as net debt divided by the Last Twelve Months Earnings Before Interest, Taxes, Depreciation and Amortization (LTM EBITDA)) as a result thereof will be higher than three and a half (3.5) and/or (ii) such debt instrument carries unfavourable market conditions;

c.	entering into agreements by which the Company binds itself as guarantor or as severally-liable co-debtor, or otherwise guarantees or agrees to bind itself as security for a debt of a third party if the value exceeds an amount of ten million United States Dollars (USD 10,000,000) or other currency equivalent in one single transaction or series of related transactions;

d.	to pledge the shares or any other interests in the share capital of other companies.

13.2	The General Meeting shall be entitled to require further resolutions of the Management Board in addition to those listed in Article 13.1 hereof to be subject to its approval. Such further resolutions shall be clearly specified and notified to the Management Board in writing.

13.3	A resolution of the Management Board with respect to a matter involving a direct or indirect personal conflict of interest between one or more Management Board members and the Company and the enterprise connected with it shall be subject to the approval of the General Meeting.

13.4	The Management Board may enter into the legal acts referred in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting.

13.5	The absence of approval by the General Meeting of a resolution as referred to in this Article 13 shall not affect the authority of the Management Board or its members to represent the Company.

14.	Representation

14.1	The Company shall be represented by the Management Board. Each Management Board member shall also be authorized to represent the Company.

14.2	The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company.

15.	Vacancy or Inability of the Management Board Members

If a seat is vacant on the Management Board (ontstentenis) or upon the Inability of a Management Board member, the remaining Management Board members or member shall temporarily be entrusted with the management of the Company. If all seats in the Management Board are vacant or upon the Inability of all Management Board members or the sole Management Board member, as the case may be, the management of the Company shall temporarily be entrusted to one or more persons designated for that purpose by the General Meeting.

16.	Financial Year and Annual Accounts

16.1	The Company’s financial year shall be the calendar year.

16.2	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

16.3	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 7 or Section 2:403 of the Dutch Civil Code applies to the Company.

16.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

16.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

16.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

16.7	The General Meeting shall adopt the annual accounts. Signing of the annual accounts by the Management Board members does not constitute as adoption by the General Meeting, not even when each Shareholder is also a Management Board member.

16.8	The General Meeting may grant full or limited discharge to the Management Board members for the management pursued.

17.	Profits and Distributions

17.1	The allocation of profits accrued in a financial year shall be determined by the General Meeting. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at the latest immediately after the adoption of the annual accounts, the profits will be reserved.

17.2	Voting Shares shall not share in any profit nor in the reserves of the Company.

17.3	The General Meeting has the authority to make distributions. If the Company is required by law to maintain reserves, this authority only applies to the extent that the equity exceeds these reserves. No resolution of the General Meeting to distribute shall have effect without the consent of the Management Board. The Management Board may withhold such consent only if it knows or reasonably should expect that after the distribution, the Company will be unable to continue the payment of its due debts.

17.4	The nominal value of the Profit Share is decisive for the calculation of the amount that shall be distributed on each Profit Share.

18.	General Meetings

18.1	At least one General Meeting, the annual General Meeting, shall be held or at least one resolution shall be made in accordance with Article 24 during each financial year.

18.2	Other General Meetings shall be held as often as the Management Board deems such necessary.

18.3	One or more Persons with Meeting Right representing individually or jointly at least one per cent (1%) of the Company’s issued capital may request the Management Board in writing to convene a General Meeting, stating specifically the subjects to be discussed. If the Management Board has not taken the necessary measures so that the meeting can be held within four weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

19.	Notice and Venue of Meetings

19.1	Notice of General Meetings shall be given by the Management Board. Notice of General Meetings may also be given by persons to whom voting rights to Shares accrue, representing in the aggregate at least forty percent (40%) of the Company’s issued Voting Shares.

19.2	Notice of the meeting shall be given at least eight days before the day of the meeting.

19.3	The notice of the meeting shall specify the subjects to be discussed.

19.4	A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Persons with Meeting Right who individually or jointly represent at least one per cent (1%) of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

19.5	The notice of the meeting shall be sent by letters to the addresses of the Persons with Meeting Right, shown in the register referred to in Article 5. Persons with Meeting Right may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by them for this purpose to the Company.

19.6	General Meetings are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings may also be held elsewhere, provided that all Persons with Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Management Board members have been given the opportunity to render advice.

20.	Admittance and Meeting Right

20.1	Each Person with Meeting Right shall be entitled to attend any General Meeting, to address that meeting and, if the voting rights accrue to him, to exercise his voting rights. Persons with Meeting Right may be represented in a General meeting by a proxy authorized in writing.

20.2	At a meeting, each Person with Meeting Right or his representative must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

20.3	The Management Board members shall have the right to give advice in the General Meetings.

20.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

21.	Chairperson and Secretary of the Meeting

21.1	The chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

21.2	The chairperson of the meeting shall appoint a secretary for the meeting.

22.	Minutes and Recording of Shareholders’ Resolutions

22.1	The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

22.2	The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting or the chairperson’s representative shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Persons with Meeting Right. Each of them shall be provided with a copy of or an extract from the records upon request.

23.	Resolutions in the General Meeting

23.1	Each Voting Share confers the right to cast one vote. A Profit Share does not give the holder thereof any voting rights in the General Meeting.

23.2	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast on Voting Shares.

23.3	Notwithstanding the provisions of Article 23.2 and unless the law or these Articles of Association stipulate a different qualified majority and/or quorum (in which case such qualified majority and/or quorum applies), resolutions of the General Meeting on any of the following matters can only be adopted by the affirmative vote of all holders of Voting Shares in a meeting where all issued Voting Shares are present or represented:

a.	issuance of Shares, the transfer of the authority to issue Shares to another Company Body and the granting of rights to subscribe for Shares, as well as exclusion or limitation of pre-emption rights in respect thereof;

b.	granting voting rights or Meeting Right to a pledgee or usufructuary as referred to in Article 10.2 or 10.3;

c.	approval of any resolution as referred to in Article 13.1;

d.	amendment of these Articles of Association if such amendment relates to one or more of the following provisions:

•	definition of Change of Control;

•	definition of Control over a Shareholder that is a legal entity;

•	Articles 9.7 up to and including 9.12;

•	Article 13.1; and

•	this Article 23.3;

e.	statutory merger or statutory demerger to which the Company is a party;

f.	dissolution of the Company.

If in a meeting on any of these matters such quorum is not met, and a subsequent meeting is called on the proposal, the majority and quorum requirements set by the preceding sentence shall apply. Section 2:230 subsection 3 of the Dutch Civil Code is not applicable.

23.4	If there is a tie in voting, the proposal shall be deemed to have been rejected.

23.5	If the formalities for convening and holding of General Meetings, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions by the General Meeting may only be adopted in a meeting if all Persons with Meeting Right (among which the holders of Profit Shares) have consented to the decision-making process taking place and prior to the decision-making process, Management Board members have been given the opportunity to render advice.

23.6	No voting rights may be exercised in the General Meeting for any Voting Share held by the Company or a Subsidiary, nor for any Voting Share for which the Company or a Subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Voting Shares owned by the Company or a Subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Voting Share was owned by the Company or such Subsidiary. The Company or a Subsidiary may not exercise voting rights for a Voting Share in which it holds a right of pledge or a usufruct.

24.	Resolutions Without Holding Meetings

24.1	Shareholders’ resolutions may also be adopted in a manner other than at a meeting, provided that all Persons with Meeting Right (among which the holders of Profit Shares) have given consent to such decision-making process in writing. The votes shall be cast in writing. Prior to the adoption of resolutions, Management Board members shall be given the opportunity to render advice.

24.2	For the purposes of Article 24.1 the requirement of votes to be cast in writing shall also be met in case the resolution is recorded in writing or electronically, indicating the manner in which each vote is cast and such resolution is signed by all Persons with Meeting Right.

24.3	As soon as the Management Board is acquainted with the resolution it shall keep record thereof and add such record to those referred to in Article 22.2.

25.	Resolutions in a Class Meeting

25.1	Resolutions of a Class Meeting may be adopted in a meeting of holders of the relevant class of Shares.

25.2	Class Meetings are held as often as the Management Board deems such necessary. Holders of Shares of a specific class together representing in the aggregate at least one tenth of the capital issued in the relevant class, may request the Management Board to convene a meeting of holders of Shares of this class. This right does not accrue to other Shareholders.

25.3	The provisions in these Articles of Association with respect to General Meetings shall apply by analogy to Class Meetings, insofar as no different regulation is contained in Article 25.2. The provisions of Article 24 shall also apply by analogy.

26.	Amendment of the Articles of Association

The General Meeting may resolve to amend these Articles of Association, with due observance of Article 23.3. When a proposal to amend these Articles of Association is to be made at a General Meeting, this must be stated in the notice of such meeting. Simultaneously, a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Persons with Meeting Right, until the end of the meeting. A resolution to an amendment which specifically damages any right of the holders of Shares of a specific class requires the approval of the relevant Class Meeting.

27.	Dissolution and Liquidation

27.1	The Company may be dissolved pursuant to a resolution to that effect by the General Meeting, with due observance of Article 23.3. When a proposal to dissolve the Company is to be made at a General Meeting this must be stated in the notice of such meeting.

27.2	If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

27.3	During liquidation, to the extent possible the provisions of these Articles of Association shall continue to apply.

27.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each, with the exception that holders of Voting Shares shall not receive more than the nominal amount that was paid-in on their Shares.

28.	First Financial Year

The first financial year of the Company shall end on the thirty-first day of December two thousand fourteen. This article and its heading shall cease to exist after the end of the first financial year.

Finally, the person appearing has declared:

(a)	at incorporation, one thousand and one (1,001) shares with a nominal value of one United States Dollar (USD 1) (Issued Shares) are issued at par, as follows:

•	one thousand (1,000) Voting Shares, numbered SA-1 up to and including SA-1,000; and

•	one (1) Profit Share, numbered WA-1.

(b)	the Issued Shares are hereby subscribed for by the Incorporator;

(c)	the Issued Shares have been paid up in full, or shall be paid up in full immediately after incorporation, either in cash, by transfer to a bank account to be designated by the Company or by any other means to be agreed upon by the Company and the Incorporator. Payment in a different currency unit than the currency of the nominal value of the Issued Shares is permitted. To the extent applicable, the Company hereby accepts payments made on the Issued Shares;

(d)	the first Management Board are:

•	Robert Marie William Joseph Charlotte Nijst, born in Maastricht, the Netherlands on the twentieth day of June nineteen hundred sixty-four; and

•	Rubil Yilmaz, born in Bati, Turkey on the tenth day of April nineteen hundred seventy-two.

Power of attorney

Of the abovementioned powers of attorney to the person appearing has appeared to me, civil law notary, from one (1) power of attorney, which shall be attached to this deed (Annex).

End

The person appearing is known to me, civil law notary.

This deed was executed in Rotterdam on the date stated in the first paragraph of this deed.

The contents of the deed have been stated and clarified to the person appearing.

The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.